INVESTMENT SUB-ADVISORY AGREEMENT


          THIS INVESTMENT SUB-ADVISORY AGREEMENT (the "Agreement") is made and entered into on the date hereafter set forth between AMERICAN FIDELITY ASSURANCE COMPANY (the "Client"), which is the investment adviser to American Fidelity Dual Strategy Fund, Inc. (the "Fund"), and TODD
INVESTMENT ADVISORS, INC. (the "Investment Sub-Adviser").

1. APPOINTMENT OF INVESTMENT SUB-ADVISER. Effective on the Effective Date, the Client hereby appoints Investment Sub-Adviser to serve as investment adviser to the Client in respect of those assets of the Fund specified in writing on or before the Effective Date and from time to time thereafter by the Client to be subject to this Agreement (which assets, together with any assets which are added at a subsequent date or which are received as a result of the sale, exchange, or transfer of any of such assets are herein collectively referred to as the "Investment Assets").
The "Effective Date" shall be the Closing Date of the Reorganization, as such terms are defined in that certain Agreement and Plan of Reorganization dated October 13, 1998 among the Client, the Fund and American Fidelity Variable Annuity Fund A.

     The Investment Sub-Adviser hereby accepts such appointment and agrees to render the services and to assume the obligations herein set forth, for the compensation herein provided.

2. THE INVESTMENT ASSETS. The Investment Assets shall consist of such cash, stocks, bonds and other securities which, from time to time, the Client places under the investment supervision of the Investment Sub-Adviser and/or which shall become part of the Investment Assets as a result of transactions therein or otherwise. The Client may make additions to or withdrawals from the Investment Assets in such amounts as the Client shall determine.

3. CUSTODIANSHIP OF THE INVESTMENT ASSETS. The Investment Assets have been deposited with InvesTrust, N.A. (the "Custodian") and are maintained by the Custodian in safekeeping on its premises, in a recognized clearing corporation, or in the Federal Reserve book-entry system, in the name of the Fund, the Custodian or the clearing corporation, or in the nominee name of any of the foregoing. The Investment Sub-Adviser is hereby authorized to give instructions to the Custodian with respect to the consummation of transactions on behalf of the Client in the Investment Assets, and the Custodian is hereby authorized to act in response to instructions given by the Investment Sub-Adviser. The Client agrees to take any other action and deliver any certificates reasonably necessary to confirm the foregoing authorization to the Custodian. The Client shall advise the Investment Sub-Adviser if any other entity is appointed to serve as Custodian for the Investment Assets prior to the date such entity succeeds the Custodian.
The term "Custodian" includes all successors to the presently serving
Custodian.

4.   MANAGEMENT OF INVESTMENT ASSETS.

     4.1 GENERAL POWERS AND DUTIES. So long as the Investment Sub-Adviser's appointment under Section 1 hereof remains in effect, the Investment Sub-Adviser shall, subject to the provisions of Section 4.2 hereof, have complete discretion and authority in the investment and reinvestment of the Investment Assets and shall determine what securities or other property shall be acquired, held, or disposed of and, subject to the provisions of Section 4.4 hereof, what portion of the Investment Assets shall be held uninvested. The Investment Sub-Adviser's investment and reinvestment authority shall include, without limitation, authority to purchase, sell, exchange, convert, trade, and generally to deal in the Investment Assets. The Investment Sub-Adviser shall have authority to direct the Custodian with respect to the investment and management of the Investment Assets.

     The Investment Sub-Adviser's authority shall include the exercise of all voting rights pertaining to the Investment Assets. However, the Investment Sub-Adviser shall have no obligation to exercise any particular voting rights unless the Custodian or the Client shall have furnished the pertinent proxies to the Investment Sub-Adviser a reasonable time prior to the deadline before which such proxies are required to be submitted. The Investment Sub-Adviser has the duty to maintain accurate records as to any vote or action taken with respect to any stock or other securities which are part of the Investment Assets and to take such further action as may be necessary for the Fund to participate fully in any transaction undertaken by issuers of Investment Assets.

     4.2 INVESTMENT POLICY. Investment objectives, policies and other guidelines for the management of Investment Assets, including requirements as to diversification are set forth in Exhibit A to this Agreement. The Investment Sub-Adviser shall discharge its duties hereunder in accordance with said investment guidelines as the same may be revised or supplemented from time to time by the Client.

     4.3 PRUDENCE AND DIVERSIFICATION. The Investment Sub-Adviser shall discharge its duties hereunder at all times with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

     4.4 MINIMUM LIQUIDITY REQUIREMENTS. The Client shall give the Investment Sub-Adviser reasonable advance notice of any cash requirements from the Investment Assets, and the Investment Sub-Adviser shall maintain in cash or cash equivalents sufficient assets to meet such cash requirements.

     4.5 INSTRUCTIONS TO SECURITIES BROKERS AND DEALERS. The Investment Sub-Adviser is hereby empowered to issue orders for the purchase, sale or exchange of securities with respect to the Investment Assets directly to a broker or dealer. The Investment Sub-Adviser shall give the Custodian and the Client prompt written notification of each such execution in accordance with the provisions of Section 5.1 hereof, and the Investment Sub-Adviser shall instruct the broker or dealer concerned to forward a copy of the confirmation of the execution of such order to the Custodian and the Client.

     4.6 SELECTION OF SECURITIES BROKERS AND DEALERS. The Investment Sub-Adviser may select and employ securities brokers and dealers to effect any securities transactions concerning the investment management of the Investment Assets. In the selection of such brokers and dealers by the Investment Sub-Adviser and the placing of orders with them, the Investment Sub-Adviser shall use its best efforts to obtain for the Investment Assets the most favorable net price and execution available except to the extent otherwise provided by Section 28(e) of the Securities Exchange Act of 1934, as amended, or by other applicable law. Notwithstanding anything in this
Section 4.6 to the contrary, the Client may instruct the Investment Sub-Adviser in writing to engage securities brokers and dealers specified by the Client to effect, with respect to the Investment Assets, securities transactions, or particular securities transactions, and the Investment Sub-Adviser shall act in accordance with such instructions. The Investment Sub-Adviser shall not be responsible or liable for any acts or omissions by any broker or dealer selected pursuant to this Section 4.6 provided the Investment Sub-Adviser has acted reasonably in the exercise of due care in the selection of such broker or dealer and has not otherwise participated in, directly or indirectly, such acts or omissions by such broker or dealer.

     4.7 OTHER ACCOUNTS OF THE INVESTMENT SUB-ADVISER. It is understood that the Investment Sub-Adviser performs investment advisory services for various clients and accounts other than the Client. The Investment Sub-Adviser may give advice and take action in the performance of its duties with respect to any of such other clients or accounts which may be the same as or differ from the timing or nature of action taken with respect to the Investment Assets, provided that the Investment Sub-Advisor allocates to the Investment Assets, to the extent practicable, opportunities to acquire or dispose of investments over a period of time on a basis no less favorable than its allocation of such opportunities to such other clients and accounts and seeks over a period of time to obtain comparable execution of similar transactions among its clients. It is understood that the Investment Sub-Adviser shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Investment Sub-Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Investment Sub-Adviser such transaction or investment appears unsuitable, impractical or undesirable for the Fund.

     4.8 LIMIT OF LIABILITY. The Investment Sub-Adviser shall act in good faith and shall not be liable for any error of judgment or loss incurred by the Fund in connection with recommendations or investments made by the Investment Sub-Adviser in its management of the Investment Assets.

5.   INFORMATION AND REPORTS.

     5.1 REPORTS TO CLIENT. Initially, the Investment Sub-Adviser shall submit a daily written report to the Client promptly following the close of regular trading on the New York Stock Exchange detailing the actions taken by the Investment Sub-Adviser under this Agreement during such day. The report shall contain such information in such form as the Client has specified, or from time to time shall specify, to the Investment Sub-Adviser. In addition, the Investment Sub-Adviser shall provide such other reports on the performance of the Investment Assets at such times, for such periods and in such form as the Client shall reasonably request, taking into account the Investment Sub-Adviser's ability to produce such reports without undue burden to the Investment Sub-Adviser.

     5.2 RECORDS AND ACCOUNTS. The Investment Sub-Adviser shall keep accurate and detailed records and accounts of the Investment Assets and of all receipts, disbursements, and other transactions hereunder affecting the Investment Assets. All such records and accounts, and all documents relating thereto shall be open at all reasonable times and under reasonable conditions to inspection and audit by any person or persons designated by the Client.

     5.3 EXCHANGE OF INFORMATION. The Client and the Investment Sub-Adviser agree to provide to each other such information as the Investment Adviser or the Client, as the case may be, may reasonably request to enable it to carry out its duties, obligations, and responsibilities under this Agreement or applicable law.

     5.4 INFORMATION TO BE CONFIDENTIAL. All information and advice furnished to or obtained by the Client or the Investment Sub-Adviser under or in connection with this Agreement shall be treated as confidential and shall not be disclosed to third parties except as required by law, including the disclosure obligations of an investment company to its securities holders under the federal securities laws.

6. FEE PAYABLE TO INVESTMENT SUB-ADVISER. For services under this Agreement, the Investment Sub-Adviser shall be entitled to receive from the Client a fee in an amount equal to the greater of (a) .095% of the current value of the Investment Assets as of the close of the last trading day of March, June, September and December (.38% on an annual basis) or (b) $12,500 per quarter ($50,000 on an annual basis). Such fee shall be payable in arrears as soon as practicable, but not more than 10 business days, after the last day of each calendar quarter.

7. REPRESENTATIONS BY CLIENT. The Client hereby represents and warrants to the Investment Sub-Adviser that:

          (a) MARYLAND CORPORATION. The Fund is a corporation formed under the Maryland General Corporation Law.

          (b) INVESTMENT COMPANY. The Fund is registered with the Securities and Exchange Commission (the "Commission") as an open-end diversified management investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

          (c) INVESTMENT ADVISER. The Client has been duly appointed to serve as the investment adviser of the Fund.

          (d) DELIVERY OF INFORMATION. The Client will deliver to the Investment Sub-Adviser, in writing, all of the information, documents and instruments which the Investment Sub-Adviser may reasonably request in order that it shall be able to perform its duties hereunder.

          (e) APPROVAL OF AGREEMENT. This Agreement has been approved by the Investment Committee of the Client, by the Board of Directors of the Fund, including a majority of the members of the Fund's Board of Directors who are not Interested Persons of the Investment Sub-Adviser or the Fund and, prior to the Effective Date, will be approved by a Majority Vote of Shareholders. "Majority Vote of Shareholders" means, in accordance with
Section 2(a)(42) of the Investment Company Act, the vote, at an annual or a special meeting of shareholders of the Fund, duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of the Fund are present or represented by proxy, or (b) of more than 50% of the outstanding voting securities of the Fund, whichever is less. "Interested persons" are those persons defined in Section 2(a)(19) of the Investment Company Act.

          (f) OWNER OF INVESTMENT ASSETS. As of the Effective Date, the Fund will be the owner of all Investment Assets which are the subject of this Agreement.

          (g) RECEIPT BY CLIENT OF PART II OF FORM ADV. The Client acknowledges that it has received from the Investment Sub-Adviser prior to or contemporaneously with the Client's execution of this Agreement a copy of Part II of the Investment Sub-Adviser's Form ADV as currently on file with the Commission under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act").

8. REPRESENTATIONS BY INVESTMENT SUB-ADVISER. The Investment Sub-Adviser hereby represents and warrants to and agrees with the Client that:

          (a) REGISTRATION AS INVESTMENT ADVISER. The Investment Sub-Adviser is and will be duly registered as an "investment adviser" in accordance with the Investment Advisers Act and with any other regulatory authorities pursuant to any other applicable laws. The Investment Sub-Adviser is not subject to any order of the Commission or any other regulatory authority restricting its activities.

          (b) AFFILIATED BROKERS. Unless authorized in writing by the Client, neither the Investment Sub-Adviser nor any parent, subsidiary or related firm, individual or other entity related to the Investment Sub-Adviser shall act as a securities broker with respect to any purchases or sales of securities which may be made on behalf of the Fund.

          (c) MEETINGS WITH CLIENT AND FUND. A representative of the Investment Sub-Adviser shall personally meet with the Investment Committee of the Client or its designated representative as reasonably requested by the Client to explain the investment and management activities of the Investment Sub-Adviser, and any reports related thereto, at such times as may be mutually agreed by the Investment Sub-Adviser and the Client. In addition, a representative of the Investment Sub-Adviser shall attend the Fund's annual Board of Directors meetings and shall be prepared to discuss the Investment Sub-Adviser's economic outlook, investment strategy, individual holdings included in the Investment Assets and such other related matters as the Board of Directors shall request.

          (d) COMPLIANCE WITH LAWS. Nothing in this Agreement shall be deemed to authorize the Investment Sub-Adviser to effect any transactions in contravention of its fiduciary obligations, duties or responsibilities under the Investment Advisers Act, this Agreement or any other applicable federal or state laws or regulations (including all applicable securities laws and regulations) or the rules of any national securities exchange. The Investment Sub-Adviser shall at all times in the performance of its duties hereunder comply with the Investment Advisers Act and such other laws, regulations and rules.

          (e) INDEMNIFICATION. In addition to any other rights which the Client or the Fund may have against the Investment Sub-Adviser, the Investment Sub-Adviser shall indemnify the Client and the Fund and hold them harmless with respect to any loss or damage, or costs or expenses suffered by them as a result of (i) a breach by the Investment Sub-Adviser of this Agreement, or (ii) the willful misfeasance, bad faith or gross negligence of the Investment Sub-Adviser or any of its employees or agents acting under its supervision or control to perform any of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement, the Investment Advisers Act or any other applicable law or regulation; provided, the Investment Sub-Adviser shall have no responsibility or liability for any loss incurred by reason of any act or omission of the Client, a custodian or any broker-dealer.

9.   MISCELLANEOUS.

     9.1 AMENDMENT. This Agreement may be amended at any time by mutual agreement of the Client and the Investment Sub-Adviser, provided that any material amendment shall have been approved by a Majority Vote of Shareholders, by the Fund's Board of Directors and by the vote of a majority of the members of the Fund's Board of Directors who are not Interested Persons of the Investment Sub-Adviser or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     9.2 TERM. This Agreement shall have an initial term of one year from the Effective Date and thereafter shall continue from year to year if continuance is approved at least annually by (a) the Fund's Board of Directors or a Majority Vote of Shareholders and (b) the vote of a majority of the members of the Fund's Board of Directors who are not Interested Persons of the Investment Sub-Adviser or of the Fund cast in person at a meeting called for the purpose of voting on such approval.

     9.3 TERMINATION. This Agreement shall automatically terminate in the event of its assignment, within the meaning of Section 15(a) of the Investment Company Act, unless an order of the Commission is issued exempting such assignment. This Agreement may be terminated at any time, on 30 days' written notice to the Investment Sub-Adviser, without payment of any penalty, by the Client, the Board of Directors of the Fund or by a Majority Vote of Shareholders. If at any time the representation contained in Section 8(a) hereof ceases to be true, this Agreement shall terminate forthwith without penalty or payment of any kind by the Client. The Investment Sub-Adviser may terminate this Agreement at any time upon 30 days' prior written notice to the Client. If this Agreement shall terminate at any time other than at the end of a calendar quarter, the Investment Sub-Adviser shall be entitled to receive the fee set forth in
Section 6 hereof for the portion of the quarter elapsed prior to the date of termination, prorated on a daily basis.

     9.4 ERRORS AND OMISSIONS POLICY. The Investment Sub-Adviser agrees that, at its sole expense, it will maintain an errors and omissions insurance policy that covers the acts, errors and omissions by the Investment Sub-Adviser, its employees or agents during the term of this Agreement. Upon request of the Client, the Investment Sub-Adviser shall provide evidence of such insurance.

     9.5 GOVERNING LAW; SEVERABILITY. This Agreement and its performance shall be governed by and construed in accordance with the applicable laws of the United States and, to the extent permitted by such laws, with the laws of the State of Oklahoma. In case any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Agreement but shall be fully severable, and the Agreement shall be construed and enforced as if such illegal or invalid provision had not been included herein.

     9.6 NOTICES. Unless the parties otherwise agree, all notices, instructions and advice with respect to matters contemplated by this Agreement shall be in writing and effective when received, and delivery shall be made personally, by registered or certified mail, return receipt requested, overnight courier or confirmed facsimile and addressed as follows:

          Client:             American Fidelity Assurance Company
                              2000 Classen Boulevard
                              Oklahoman City, Oklahoma  73106
                              Attention:  Mark Hayton
                              Telephone:  (405) 523-5398
                              Facsimile:  (405) 523-5573

          Investment
          Sub-Adviser:        Todd Investment Advisors, Inc.
                              101 South Fifth Street, Suite 3160
                              Louisville, Kentucky  40202
                              Attention:  Robert P. Bordogna
                              Telephone:  (502) 585-3121
                              Facsimile:  (502) 585-4203

Either party may change any of the above information by providing notice to the other party in the manner set forth above. All reports required to be delivered by the Investment Sub-Adviser to the Client pursuant to Section
5.1 of this Agreement shall be delivered in the manner specified from time to time by the Client. Any communications from the Investment Sub-Adviser of a routine nature may be delivered by U.S. mail to the person(s) specified by the Client.

     In recognition of their acceptance of the terms and conditions of this Agreement, the Client and the Investment Sub-Adviser hereby execute this Agreement by their duly authorized representatives this 3rd day of December, 1998.


CLIENT:                          AMERICAN FIDELITY ASSURANCE COMPANY


                                 By  JOHN W. REX
                                   Name:  John W. Rex
                                   Title: President


INVESTMENT SUB-ADVISER:          TODD INVESTMENT ADVISORS, INC.


                                 By  ROBERT P. BORDOGNA
                                   Name:  Robert P. Bordogna
                                   Title: President and Chief
                                          Executive Officer

                             EXHIBIT A

                AMERICAN FIDELITY ASSURANCE COMPANY
               AMERICAN FIDELITY DUAL STRATEGY FUND
                       INVESTMENT GUIDELINES


I.   INVESTMENT OBJECTIVES:

     The Fund's investment objectives are, primarily, long-term growth of capital and, secondarily, the production of income. Such objectives do not preclude infrequent investments for short-term capital appreciation.

     The Fund normally invests in a diversified portfolio consisting primarily of common stocks based upon an assessment of particular industries or companies. The Fund attempts to maintain sufficient cash balances to meet variable annuity contract payments. The Fund's assets may be held in cash or cash equivalents or in United States Government securities for this purpose. The Fund does not engage in the purchase or sale of puts, calls or other options or in writing such options.

     The Investment Sub-Adviser, after consulting with the Client and obtaining Client approval, may determine that prevailing market and economic conditions indicate investments in other than common stocks may be advantageous, in which event investments may be made on a short-term basis in United States Government securities, bonds, notes or other evidences of indebtedness, issued publicly, of a type customarily purchased for investment by institutional investors.

II.  FUNDAMENTAL POLICIES:

     The Investment Sub-Adviser must comply with the following Investment
     Guidelines:

     A. Not more than 5% of the value of the Investment Assets placed with the Investment Sub-Adviser will be invested in securities of any one issuer, except obligations of the United States
          Government and instrumentalities thereof.

     B. Not more than 10% of the voting securities of any one issuer will be acquired.

     C. Not more than 25% of the value of the Investment Assets placed with the Investment Sub-Adviser will be invested in any one industry.

     D.   No borrowings will be made.

     E. The Investment Sub-Adviser will ensure that the Fund does not act as an underwriter of securities of other issuers.

     F. Investment in real estate will be limited to shares of real estate investment trusts investing in equity real estate, up to 7.0% of Investment Assets placed with the Investment Sub-Adviser. Investment in private placements and other illiquid assets will not be made.

     G. No purchase of commodities or commodity contracts will be effected.

     H. The Fund will not engage in the purchase or sale of puts, calls or other options or in writing such options.

     I. Loans will not be made except through the acquisition of publicly traded bonds, debentures or other evidences of indebtedness of a type customarily purchased by institutional investors.

     J. Investment will not be made in the securities of a company for the purpose of exercising management or control.

     K. Investment in securities of other investment companies will not be made except for money market funds. Up to 10% of Investment Assets placed with the Investment Sub-Adviser may be invested in money market funds, provided that not more than 3% of the total outstanding voting stock of any one investment company may be held.

     L. Although the Fund does not intend to engage to a large extent in short-term trading, the Investment Sub-Adviser may make investments for the purpose of seeking short-term capital appreciation.

     M. Investments in repurchase agreements will be limited to the top 35 U.S. banks, by deposits, that are rated at least "B/C" by Keefe, Bruyette, Woods, a national bank rating agency or a comparable rating from a similar bank rating service. Additionally, there must be an appropriate amount of excess collateralization depending upon the length of the agreement, to protect against downward market fluctuation and the Fund must take delivery of the collateral. The market value of the securities held as collateral will be valued daily. In the event the market value of the collateral falls below the repurchase price, the bank issuing the repurchase agreement will be required to provide additional collateral sufficient to cover the repurchase price.

     N.   Short sales of securities will not be made.

     O. Purchases will not be made on margin, except for such short-term credits necessary for the clearance of transactions.

     P. Investments in high-yield or non-investment grade bonds will not be made.

     Q. Investments in the equity securities of foreign corporations will be limited to American Depositary Receipts ("ADRs"), other depositary receipts and ordinary shares which are denominated in U.S. dollars and publicly traded in the United States. Not more than 35% of the Investment Assets placed with the Investment Sub-Adviser will be invested in foreign issuers. In addition, not more than 20% of the Investment Assets placed with the Investment Sub-Adviser will be invested in issuers from any one foreign country. ADRs or other depositary receipts must be issued by the Bank of New York, Morgan Guaranty or Citibank. Depositary receipts issued by other institutions must be approved in advance by the Client.

III. OTHER INVESTMENT GUIDELINES:

     The following Guidelines are additional rules which must be followed by the Investment Sub-Adviser:

     A. The Investment Sub-Adviser should generally conform to these issuer guidelines with exceptions noted at the time of purchase and variances reviewed annually with the Board of Directors of the Fund.

          1.  $150,000,000 or more in assets.
          2.  Operational for at least 10 years.
          3.  $50,000,000 or more in stockholders equity.

     B.   Lending of securities will not be permitted.

     C. The Fund will not invest in the securities of tobacco-producing companies.

     D. InvesTrust, N.A., or another custodian chosen by the Client, shall be the Custodian of all Investment Assets placed with the Investment Sub-Adviser. Duplicate brokerage confirmations of all transactions must be sent to the Custodian and the Client.

     E. All money market funds used by the Investment Sub-Adviser for a portion of Investment Assets placed with the Investment Sub-Adviser must be approved in advance by the Client.

     F. The money market funds (cash) used by the Investment Sub-Adviser for a portion of Investment Assets must have a balance at all times equal to at least 3.0% of the market value of Investment Assets placed with the Investment Sub-Adviser.

     G. All brokers used by the Investment Sub-Adviser to execute transactions for the Fund must have a commercial paper rating of A1/P1 by Moody's and Standard & Poor's unless approved in advance by the Client.